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                                                                    Exhibit 11.1


                             NATIONAL REALTY, L.P.
                         A DELAWARE LIMITED PARTNERSHIP
                        Computation of Earnings Per Unit


                                                  For the Three Months                    For the Six Months
                                                     Ended June 30,                          Ended June 30,
                                          ----------------------------------      ---------------------------------
                                               1994                1993                 1994              1993
                                          --------------      --------------      ---------------     -------------
                                                            (dollars in thousands, except per unit)
(Loss) before extraordinary
 gain.........................            $         (558)     $         (784)     $        (1,628)    $      (2,146)

 Less - General Partners'
   1.99% Interest.............                       (11)                (16)                 (32)              (43)
                                          --------------      --------------      ---------------     -------------

(Loss) before extraordinary
 gain allocable to Limited
 Partners.....................            $         (547)     $         (768)     $        (1,596)    $      (2,103)
                                          ==============      ==============      ===============     =============


Extraordinary gain............            $          -        $          -        $           -       $       9,046

 Less - General Partners'
   1.99% Interest.............                       -                   -                    -                 180
                                          --------------      --------------      ---------------     -------------

Extraordinary gain allocable
 to Limited Partners..........            $          -        $          -        $           -       $       8,866
                                          ==============      ==============      ===============     =============


Net income (loss).............            $         (558)     $         (784)     $        (1,628)    $       6,900

 Less - General Partners'
   1.99% Interest.............                       (11)                (16)                 (32)              137
                                          --------------      --------------      ---------------     -------------

Net income (loss) allocable to
 Limited Partner..............            $         (547)     $         (768)     $        (1,596)    $       6,763
                                          ==============      ==============      ===============     =============



Earnings Per Unit
 Income (loss) before extra-
   ordinary gain..............            $         (.26)     $         (.33)     $          (.75)    $        (.91)
 Extraordinary gain...........                       -                   -                    -                3.84
                                          --------------      --------------      ---------------     -------------
 Net (loss)...................            $         (.26)     $         (.33)     $          (.75)    $        2.93
                                          ==============      ==============      ===============     =============



Weighted average units of
 limited partner interest
 used in computing earnings
 per unit.....................                 2,139,607           2,306,462            2,139,607         2,310,631
                                          ==============      ==============      ===============     =============





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